EXHIBIT 99.4

DATE: July 29, 2004

American Medical Systems Reports Record $49.1 Million
Sales with 33 Percent Net Income Growth in Second Quarter

Second Half Revenues, Aided by TherMatrx
Acquisition, Expected to Increase by Over 25%

MINNEAPOLIS, July 29, 2004 – American Medical Systems Holdings Inc. (NASDAQ: AMMD) reported another sales record of $49.1 million in the second quarter of 2004, a 16 percent increase over sales of $42.2 million in the comparable quarter of 2003 (14 percent without gain from currency exchange rate changes). Net income in the quarter was $8.4 million, or $0.24 per share, up 33 percent from $6.3 million, or $0.19 per share, in the comparable quarter of 2003.

Sales for the first six months of 2004 were $96.4 million, up 18% from sales of $81.6 million in 2003 (16 percent without gain from currency exchange rate changes). Net income in the six month period totaled $16.5 million, or $0.47 per share, up 40% from $11.8 million, or $0.35 per share in 2003.

Douglas W. Kohrs, Chairman and Chief Executive Officer of American Medical Systems, commented, “Our worldwide ability to leverage across our broad product portfolio was again clear in the second quarter. Women’s continence products led our growth at 52% above 2003’s comparable period. Male continence continued its momentum with a 17% increase in the quarter. Erectile restoration revenue was even with last year’s second quarter, but is poised to resume growth following the FDA’s clearance of our AMS 700 Tactile Pump™ announced earlier this week. Our TherMatrx acquisition closed early in the third quarter, thereby giving us another growth engine, and providing us the opportunity to work directly with our urology customers in meeting the needs of the high-growth, in-office benign prostatic hyperplasia market.”

Outlook

Inclusive of its recently closed acquisition of TherMatrx, AMS expects 2004 revenue to be in the range of $205 to $210 million, generating EPS of $0.95 to $0.99. For the third quarter of 2004, the Company expects revenue to be in the range of $49 to $51 million. EPS for the third quarter is anticipated in the range of $0.22 to $0.24.

Earnings Call Information

American Medical Systems will host a conference call today at 5:00 p.m. (EST) to discuss its second quarter 2004 results. To access the call within the U.S., dial (800) 309-5451, outside the U.S., (706) 679-3605. A live web cast of the call will be available through the Company’s corporate website at www.AmericanMedicalSystems.com and available for replay two hours after the completion of the call.

About American Medical Systems

American Medical Systems, headquartered in Minnetonka, Minnesota is a diversified supplier of medical devices and procedures to cure erectile dysfunction, benign prostatic hyperplasia, incontinence, and other pelvic disorders in men and women. Although not life threatening, these disorders can significantly diminish one’s quality of life and profoundly affect social relation-ships. In recent years, the number of people seeking treatment has increased markedly as a result of longer lives, higher quality-of-life expectations and greater awareness of new treatment alternatives. American Medical Systems’ products reduce or eliminate the incapacitating effects of these diseases, often through minimally invasive therapies. The Company’s products were used to treat over 100,000 patients in 54 countries during the last year. More information about the Company and its products may be found at www.AmericanMedicalSystems.com.

Forward Looking Statements

Statements about the Company’s future product availability and sales are forward-looking statements subject to risks and uncertainties including the timing and success of new product introductions, physician acceptance, endorsement, and use of the Company’s products, competitor activities, changes in reimbursement rates, and potential product recalls. These risks and others are more fully described in the Company’s Annual Report on Form 10-K for the year ended January 3, 2004, and its other SEC filings. Actual results may differ materially from anticipated results.

Contact:	Carmen Diersen
Executive Vice President and Chief Financial Officer
952-930-6495
Carmen.Diersen@AmericanMedicalSystems.com

Doug Kohrs
Chairman and Chief Executive Officer
952-930-6118
Doug.Kohrs@AmericanMedicalSystems.com

American Medical Systems Holdings, Inc.
Statements of Operations
(In thousands, except per share data)

	Three Months Ended		Six Months Ended
	July 3, 2004	June 28, 2003	July 3, 2004	June 28, 2003
Net sales	$49,093	$42,224	$96,406	$81,571
Cost of sales	9,047	7,381	17,977	14,324

Gross profit	40,046	34,843	78,429	67,247
Operating expenses
Marketing and selling	17,250	16,984	33,743	31,781
Research and development	3,577	3,483	7,161	7,274
General and administrative	5,210	3,845	10,086	7,915
Amortization of intangibles	1,058	1,039	2,119	2,104

Total operating expenses	27,095	25,351	53,109	49,074
Operating income	12,951	9,492	25,320	18,173
Other income (expense)
Royalty income	430	687	921	1,464
Interest income	172	112	310	242
Interest expense	(248)	(698)	(449)	(1,424)
Other income (expense)	(31)	286	(187)	321

Total other income (expense)	323	387	595	603
Income before income taxes	13,274	9,879	25,915	18,776
Provision for income taxes	4,845	3,542	9,459	6,985

Net income	$8,429	$6,337	$16,456	$11,791

Net income per share
Basic	$0.25	$0.19	$0.49	$0.36
Diluted	$0.24	$0.19	$0.47	$0.35
Weighted average common shares used in calculation
Basic	33,384	32,800	33,313	32,673
Diluted	35,037	34,077	35,004	34,057

American Medical Systems Holdings, Inc.
Condensed Balance Sheets
(In thousands)

	July 3, 2004	January 3, 2004
Assets
Current assets
Cash and short-term investments	$77,240	$58,953
Accounts receivable, net	36,922	33,507
Inventories	17,600	18,402
Deferred taxes and other current assets	8,030	8,533

Total current assets	139,792	119,395
Property, plant and equipment, net	23,471	25,489
Goodwill and intangibles, net	114,204	116,455
Deferred taxes and other assets	18,043	17,988

Total assets	$295,510	$279,327

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$3,648	$4,621
Accrued liabilities and taxes	17,068	17,996
Current portion of notes payable	7,363	7,159

Total current liabilities	28,079	29,776
Long-term notes payable	5,523	9,205
Stockholders’ equity	261,908	240,346

Total liabilities and stockholders’ equity	$295,510	$279,327

American Medical Systems Holdings, Inc.
Condensed Statements of Cash Flows
(In thousands)

	Six Months Ended
	July 3, 2004	June 28, 2003
Cash flows from operating activities
Net income	$16,456	$11,791
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	3,466	2,865
Loss on asset disposals	(5)	—
Amortization of intangibles, including deferred financing costs	2,231	2,239
Non-cash deferred compensation	3	88
Income tax benefit related to stock option plans	1,294	892
Change in net deferred taxes	(618)	(992)
Changes in operating assets and liabilities	(4,128)	(5,155)

Net cash provided by operating activities	18,699	11,728
Cash flows from investing activities
Purchase of property, plant and equipment	($1,443)	($1,599)
Purchase of businesses, net of cash acquired	—	(43,069)

Net cash used in investing activities	(1,443)	(44,668)
Cash flows from financing activities
Issuance of common stock	$4,590	$1,269
Payments on long-term debt	(3,478)	(3,319)

Net cash provided by (used in) financing activities	1,112	(2,050)
Effect of exchange rates	(81)	(40)

Net increase (decrease) in cash and cash equivalents	$18,287	($35,030)

American Medical Systems Holdings, Inc
Selected Sales Information
(In thousands)

	Three Months Ended		Six Months Ended
(in thousands)	July 3, 2004	June 28, 2003	July 3, 2004	June 28, 2003
Sales
Product line
Men’s health
Erectile restoration	$17,919	$17,966	$35,384	$35,818
Continence	12,266	10,471	24,432	20,503
Prostate treatment	1,089	1,312	2,255	2,511

Total men’s health	31,274	29,749	62,071	58,832
Women’s health	17,819	12,475	34,335	22,739

Total	$49,093	$42,224	$96,406	$81,571

Geography
United States	$37,643	$33,919	$74,241	$66,266
Outside United States	11,450	8,305	22,165	15,305

Total	$49,093	$42,224	$96,406	$81,571

Percent of total sales
Product line
Men’s health
Erectile restoration	37%	43%	37%	44%
Continence	25%	25%	25%	25%
Prostate treatment	2%	3%	2%	3%

Total men’s health	64%	70%	64%	72%
Women’s health	36%	30%	36%	28%

Total	100%	100%	100%	100%

Geography United States	77%	80%	77%	81%
Outside United States	23%	20%	23%	19%

Total	100%	100%	100%	100%